Exhibit 99.7

The following is a repost on October 27, 2020 from Xilinx, Inc.’s official LinkedIn account of a post by Advanced Micro Devices, Inc.

1

The following is a repost on October 27, 2020 from the CEO of Xilinx, Inc.’s LinkedIn account of a post by Advanced Micro Devices, Inc.

2

The following are “retweets” on October 27, 2020 from Xilinx, Inc.’s official Twitter accounts of “tweets” by Advanced Micro Devices, Inc.

3